Exhibit 10.7

Brian Baker

82 Centerville Commons Way

Centerville, Utah 84014

Dear Brian:

We are delighted to offer you the position of Vice President of Operations with SeaSpine. You will initially report to me as a member of the Office of President and Chief Executive Officer of SeaSpine. At the present time, SeaSpine is operated as a business of Integra LifeSciences Corporation (“Integra”). In 2015, Integra expects to spin off SeaSpine into its own free-standing publicly traded company. Following the spinoff, this position will continue with SeaSpine, not with Integra.

The salary for this position is $220,000 annually, paid in bi-weekly installments. Your position is exempt, making you ineligible for overtime. You are eligible for variable pay with a target of 45% of your base salary under our discretionary pay-for-performance program, subject to the terms of the SeaSpine discretionary incentive program, which is currently under development. This is subject to the company achieving its performance targets and you meeting your performance objectives. Any variable pay awarded will be prorated in your first year of employment based on your hire date. If you are hired on or after October 1st, you will be ineligible to participate in the incentive plan for that plan year. You must be a current employee on the date the variable pay is paid to be eligible to receive payment.

As a SeaSpine employee, you will be eligible for our comprehensive benefits package that includes paid time off, health and welfare benefits, a 401(k) Plan, an employee stock purchase plan and an education assistance program. You and your eligible dependents will be eligible for health and welfare benefits (medical, dental, vision, life insurance, Core Short-Term Disability and flexible spending accounts) on your hire date. Proof of dependent eligibility for healthcare benefits is required following the benefits enrollment process. Due to your prior eligibility in the 401(k) Plan, you are eligible to participate in the Plan immediately following your hire date. Your prior service is counted for purposes of determining your vesting in the 401(k) company match. You are eligible to participate in the employee stock purchase program on the first day of the calendar quarter following your hire date.

In order to assist you with your move to California, Integra or SeaSpine will provide you with relocation assistance of up to $75,000 (applicable taxes will apply). Upon acceptance of this offer, you will be connected with a relocation counselor at Weichert. Details regarding the repayment agreement and eligible expenses will be provided under separate cover.

This offer is contingent upon satisfactory completion of SeaSpine’s pre-employment screening process, including a background check and references. This offer is also contingent upon your signing the attached agreement. All employees are required to sign this document. Please review, sign and date the attached agreement and return it along with a copy of your signed offer letter. The original agreement should be sent to the Human Resources Department along with the other administrative forms in the new hire kit provided to you. If you have questions regarding the agreement, please contact the Human Resources Department. If you do not agree with the terms of this document, this offer of employment, including all of its terms, will be rescinded.

The U. S. Department of Justice requires all new hires to provide identification documents that establish both identity and employment eligibility, within three days of employment. A list of acceptable documents can be found on the back of the I-9 form. You will need to present the identification documents to your Human Resources Manager. If these identification documents are not provided within three days following your start date, termination of employment will ensue.

You will be responsible for the successful completion of your duties and responsibilities as assigned to your position as outlined in the job description. By accepting this offer, you agree to the job’s essential functions. A copy of your job description will be provided to you on your first day of employment. As part of the new hire process, your manager will evaluate you after 90 days. The purpose of this evaluation is to determine, for both Integra LifeSciences and for you, whether the goals and duties of the position can be met.

Although SeaSpine anticipates a mutually rewarding employment relationship, it is expressly understood and agreed that your employment is “at will.” Under this relationship, SeaSpine may, at any time, decide to end an individual’s employment with or without cause or prior notification. Accordingly, we have no agreement that your employment will continue for any particular period of time. Likewise, you have the right to terminate your employment at any time. Should you desire to terminate this relationship, you agree to use your best efforts to give Integra LifeSciences 14 day’s written notice. Finally, we understand that this letter supersedes any and all previous discussions, verbal as well as written.

If you have any questions regarding this letter or its contents, please feel free to address them to me. If this offer is acceptable to you, please sign a copy of this letter and return it together with the signed agreement to me by February 6, 2015.

Building our company is a rewarding experience, and we are looking forward to having you join us.

Sincerely,

Brian Larkin

Member of the Office of President and Chief Executive Officer of SeaSpine

Cc: Personnel File

I accept your offer of employment.

Signature:	/s/ Brian Baker	Date:	February 25, 2015